Exhibit 10.9

SEVENTH AMENDMENT

OF

ENTEGRIS, INC.

401(k) SAVINGS AND PROFIT SHARING PLAN

(2005 Restatement)

WHEREAS, Entegris, Inc., a Delaware corporation (“Entegris”), is the successor in interest by merger to Entegris, Inc., a Minnesota corporation (“Entegris Minnesota”);

WHEREAS, Entegris Minnesota had established and maintained and was the Principal Sponsor of a 401(k) and profit sharing plan which was amended and restated in a document effective August 5, 2005, and entitled “ENTEGRIS, INC. 401(k) SAVINGS AND PROFIT SHARING PLAN (2005 Restatement),” as amended (collectively, the “Plan”); and

WHEREAS, Entegris has, by merger, succeeded to the rights obligations and privileges under the Plan of Entegris Minnesota and the Board of Directors of Entegris, by action taken on August 10, 2005, has assumed all of the rights obligations and privileges of the Principal Sponsor of the Plan, including, without limitation, the power to make further amendments to the Plan.

NOW, THEREFORE, The Plan is hereby amended as follows:

1. DEFINITION OF EMPLOYER SECURITIES. Effective August 1, 2005, Section 1.1 of the Plan shall be amended by adding thereto the following new Section 1.1.12 and all subsequent Sections (and cross references thereto) shall be renumbered accordingly:

1.1.12. Employer Securities — common stock of Entegris Minnesota or of any successor corporation by merger or otherwise or of any other corporation which is an affiliate and a member of a controlled group of corporations, including Entegris, within the meaning of section 407(d)(7) of ERISA, and which is readily tradable on an established securities market.

2. EMPLOYER SECURITIES. Effective August 1, 2005, Section 4.3.1 of the Plan shall be amended to read in full as follows:

4.3.1. Entegris Stock Subfund. In addition to the Subfunds created pursuant to Section 4.1, the Trustee shall also maintain at least one Subfund which shall be invested in Employer Securities and which shall be known as the Entegris Stock Subfund. The initial balance of the Entegris Stock Subfund shall consist of Employer Securities (and such cash, if any) transferred from the Employee Stock Ownership Plan sponsored by Entegris Minnesota to an ESOP Account under this Plan on or about August 1, 2005. No portion of a Participant’s or Beneficiary’s Account other than the ESOP Account may be invested in the Entegris Stock Subfund. The primary purpose of the Entegris Stock Subfund is to benefit Participants and Beneficiaries by retaining for them, individually and collectively, a position of equity ownership in the Principal Sponsor and not by producing retirement income or investment gains. The Trustee shall not be permitted to borrow or use the proceeds of any exempt loan (as defined in section 54.4975-7 of the Treasury Regulations) for the purpose of acquiring Employer Securities to be held in the Entegris Stock Subfund.

3. EMPLOYER SECURITIES. Effective August 1, 2005, Sections 4.1.5(d), 4.3 and 12.10 of the Plan and Section 3 of Appendix F to the Plan shall be amended by replacing all references to “Employer securities” with “Employer Securities.”

4. SAVINGS CLAUSE. Save and except as herein expressly amended, the Plan shall continue in full force and effect.